Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES INCREASED 2023 SALES AND EARNINGS, 2024 DIVIDEND AND TWO DEFENSE CONTRACT AWARDS

Eau Claire, Wisconsin (February 16, 2024) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2023 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the Company’s sales, Maryjo Cohen, President, stated, “Net 2023 consolidated sales increased $19.3 million or 6.0% to $340.9 million from 2022’s levels. Earnings were up $13.9 million or 67% to $34.6 million ($4.86 per share) from 2022’s $20.7 million ($2.92 per share). The revenue increase was largely driven by the Defense segment. Defense sales increased $39.2 million or 19.4%, due to increased shipments from its sizable backlog. The severe labor and supply chain issues that plagued the prior year’s shipments and earnings were largely resolved in the review year, although inflation and some workforce challenges did continue to impact the segment. The shipment increase resulted in heightened operating earnings, which increased $6.6 million or 21%. In contrast to the Defense segment, net revenues at the Housewares/Small Appliance segment were down $20.7 million or 17.5% to $97.6 million, reflecting a variety of factors that included the price reductions referenced in earlier releases. The offsetting increase in unit sales that normally occurs with price reductions did not materialize, as few retailers adjusted pricing to reflect the reductions. Lower seasonal sales also played a major part. Those sales were not only affected by price decreases, but also by retail inventory imbalances and unfavorable weather. Finally, sales were impacted by concerns about packaging disclosure requirements enacted by a handful of states pertaining to the use of the chemical PFAS in coatings. Those concerns led to some disruptions in shipments. Nonetheless, comparative operating profits were up $2.1 million or 39.7%, largely as a result in differences in year-end inventory valuation adjustments between the two years. As anticipated, the Safety segment once again reported a loss. Although doubling, sales nonetheless remained nominal. Difficulties in securing employees with the requisite technical skills and the need to meet new regulatory standards delayed the introduction of new products. Comparatively, the loss was reduced from 2022 levels due to the absence of the prior year’s goodwill impairment and asset write-downs. The Federal Reserve Board’s decision to incrementally boost federal funds rates starting in March 2022 from a target of 0 to 0.25% to its July 2023 target of 5.25 to 5.5% resulted in improved comparative portfolio earnings.”

The Board of Directors of National Presto Industries, Inc. announced today the 2024 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $3.50. The 2024 dividend is the most recent in an unbroken history of eighty years. The record date for the dividend will be ‐‐‐‐March 1, 2024, and the payment date, ‐‐‐‐March 15, 2024. In addition, the Board confirmed May 21, 2024, as the date of the Company’s 2024 annual meeting of shareholders. The record date for the annual meeting will be March 25, 2024.

The Company also announced two recent Defense Segment awards totaling $44.2 million for 40mm cartridges in support of Ukraine and warheads for the Small Diameter Bomb program. Completion of both awards is scheduled to occur in 2024.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	YEAR ENDED DECEMBER 31
	2023	2022
Net Sales	$340,912,000	$321,623,000
Net Earnings	$34,559,000	$20,699,000
Net Earnings Per Share	$4.86	$2.92
Weighted Shares Outstanding	7,106,000	7,081,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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